Exhibit 10.7

                                  Press Release

For Immediate Release

RETURN ASSURED INCORPORATED AND HERTZ TECHNOLOGY GROUP, INC.
CLOSE MERGER AND SECURE $5 MILLION FINANCING

NEW COMPANY TO BE NAMED RETURN ASSURED INCORPORATED

Los Angeles, CA., October 17, 2000 /PR Newswire/ -- Return Assured Incorporated (www.returnassured.com) the world's first proprietary B2B and B2C "web seal of approval" guaranteeing the performance of an electronic retailer's return and customer service policies, and Hertz Technology Group (NASDAQ: HERZ) a New York based technology products and services company, announced today that they have completed the corporate combination of the two companies. In addition, a private equity fund has invested $5,000,000 in newly created convertible preferred stock.

Hertz Technology Group's name was changed to Return Assured Incorporated. The stock is currently trading on the Nasdaq Stock Market under the trading symbol "HERZ" and Return Assured anticipates that the new symbol "RTRN" will commence trading Thursday, October 19, 2000.

"We expect this merger to be of immeasurable benefit to our company and to the universe of electronic retailing", Matt Sebal, President and CEO of Return Assured Inc, said. "Our value proposition is a win-win for electronic retailers and customers. If a customer has a problem returning products to a retailer participating under our web-seal, the customer can send that product back to Return Assured, for an immediate refund. At the same time, we help electronic retailers by working hard to re-ingratiate them in the eyes of the consumer."

"Consumers have access to near perfect information about products and services, therefore the power has shifted from merchants to consumers", Sibylla Verdi, Director of Marketing said. "That is, given the choices found in consumer reviews, comparison engines, and product wizards - what will assure a sale will be to offer a risk free shopping experience. After all, the wealth in customer relationships cannot be ignored, one lost customer is one too many with the plethora of choices out there. Our web seal of approval will become the standard of reliability for merchants and consumers, not only will it drive consumers to smaller sites but it will give them the confidence to shop there as well.

About Return Assured

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Strategically partnering with Lloyd's of London (www.lloyds) and IBM
(www.ibm.com), Return Assured Incorporated. (www.returnassured.com) has developed a proprietary B2C and B2B value-added "web-seal of approval" for the electronic retail community that vets retailers with high standards and then indemnifies the consumer with a 'no-hassle' guarantee in support of that particular web retailer's return and customer service policy.

About Hertz Technology Group, Inc.

Hertz Technology Group provides complementary technology based products and customized solutions and services for increasing efficient workplace environments.

For more information please contact:

For more information please contact Investor Relations at 888.884.8809 or at ir@returnassured.com.

This press release may contain forward-looking statements, particularly as related to the business plans and technologies of the company. All forward-looking statements are subject to certain risks, uncertainties and assumptions, including changes in market conditions in the industries in which the company operates. Some of these risks are more fully described in the company's reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.